Exhibit 99.1

News Release

2012-43

Contact

Dianne VanBeber

Vice President, Investor Relations and Communications

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Announces Successful Receipt of Requisite Consents

Relating to Certain Notes of Intelsat Jackson Holdings S.A.

Luxembourg, October 3, 2012

Intelsat S.A., the world’s leading provider of satellite services, today announced that its subsidiary, Intelsat Jackson Holdings S.A. (“Intelsat Jackson”), has received the requisite consents to amend certain terms of the indenture governing its 11 1/4% Senior Notes due 2016 (the “Notes”) in connection with its previously announced Tender Offer and Consent Solicitation (each as defined below). The amendments, among other things, amend the indenture governing the Notes to eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in that indenture.

As previously announced, on September 19, 2012, Intelsat Jackson commenced a tender offer to purchase for cash any and all of its outstanding $603,220,000 aggregate principal amount of Notes (the “Tender Offer”). In connection with the Tender Offer, Intelsat Jackson also solicited the consent of the holders of the Notes to the amendments described above (the “Consent Solicitation”).

The Tender Offer and Consent Solicitation are subject to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated September 19, 2012, relating thereto (the “Offer to Purchase and Consent Solicitation Statement”).

The withdrawal deadline relating to the Tender Offer occurred at 12:00 midnight, New York City time, on Tuesday, October 2, 2012 (the “Withdrawal Deadline”). Notes previously tendered and Notes that are tendered after the Withdrawal Deadline may not be withdrawn, except as required by law. The Tender Offer is scheduled to expire at 12:00 midnight, New York City time, on Wednesday, October 17, 2012, unless extended or earlier terminated by Intelsat Jackson (the “Expiration Time”).

As of 12:00 midnight, New York City time, on October 2, 2012 (the “Consent Time”), Intelsat Jackson has been advised by Global Bondholder Services Corporation, as Depositary for the Tender Offer and Consent Solicitation, that Notes were validly tendered and not withdrawn, and consents were delivered and not revoked, in respect of $442,302,000 in aggregate principal amount, or approximately 73.32%, of the outstanding $603,220,000 aggregate principal amount of Notes. As a result, the requisite consent of noteholders was obtained, and Intelsat Jackson and Wells Fargo Bank, National Association, as trustee under the indenture governing the Notes, entered into a supplemental indenture implementing the amendments to the indenture governing the Notes.

Subject to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement, Intelsat Jackson will accept for purchase all Notes tendered and not withdrawn prior to the Withdrawal Deadline and intends to accept for purchase all Notes tendered after Withdrawal Deadline and prior to the Expiration Time.

Intelsat Jackson has retained Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC to act as the joint dealer managers and joint solicitation agents (together, the “Dealer Managers”) for the Tender Offer and Consent Solicitation. Global Bondholder Services Corporation is acting as the Information Agent and the Depositary for the Tender Offer and Consent Solicitation. Questions regarding the Tender Offer or Consent Solicitation should be directed to Morgan Stanley & Co. LLC at 1 (800) 624-1808 (toll-free) or 1 (212) 761-1057 (collect) or Credit Suisse Securities (USA) LLC at 1 (800) 820-1653 (toll-free) or 1 (212) 538-7249 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at 1 (866) 470-3900 (toll-free) or 1 (212) 430-3774 (collect).

This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes. The Tender Offer and Consent Solicitation are being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement and related documents. The Tender Offer and Consent Solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer and Consent Solicitation to be made by a licensed broker or dealer, the Tender Offer and Consent Solicitation will be deemed to be made on behalf of Intelsat Jackson by the Dealer Managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Intelsat

Intelsat is the leading provider of satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement

Some of the statements in this news release, including those regarding the Tender Offer and Consent Solicitation, constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2011 and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

3